Exhibit No. 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-44868, 33-47407, 33-48500, 33-48501, 333-64643, 333-66070 and 33-67288) of United Retail Group, Inc. and its subsidiaries of our report dated February 20, 2004, relating to the consolidated financial statements, which appear in this Form 10-K.

New York, New York April 21, 2004